Exhibit 3.6

THIRD AMENDMENT
TO
THE RESTATED BY-LAWS
OF
BORDERS GROUP, INC.

1. Section 1 of Article VI of the Restated By Laws of the Company is amended to read as follows:

SECTION 1. Form of Ownership. Ownership of stock in the Corporation shall be represented by shares issued in book entry form, by a certificate signed by the Secretary and another officer of the Corporation or in such other form as shall be authorized from time to time by the Board of Directors of the Company.

1. Section 4 of Article VI of the Restated By Laws of the Company is amended to read as follows:

SECTION 4. Transfers. Stock in the Corporation shall be transferable in the manner prescribed by law and in these By-Laws. Transfers of stock may be made by the electronic movement of shares issued in book entry form, in accordance with the duly signed instructions of a certificate holder upon the delivery of the holder’s certificate for cancellation or in such other manner as shall be authorized from time to time by the board of Directors of the Company